Exhibit 10.26

APPTIO, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved on September 1, 2016

Apptio, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2016 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments the Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Chairman, Lead Outside Director, and Committee Membership Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as chairman of the Board, Lead Outside Director of the Board, chair of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairman of the Board:	$25,000

Lead Outside Director:	$15,000

Audit Committee Chair:	$20,000

Member of Audit Committee (excluding Committee Chair):	$10,000

Nominating and Corporate Governance Committee Chair:	$7,000

Member of Nominating and Corporate Governance Committee (excluding Committee Chair):	$3,500

Compensation Committee Chair:	$10,000

Member of Compensation Committee (excluding Committee Chair):	$5,000

This additional cash compensation will be paid quarterly in arrears on a prorated basis.

Special Committee Fees

The Board or any Committee designated by the Board may determine additional fees for Outside Directors that serve on special committees that may be established from time to time. Any amounts received by Outside Directors will count against the compensation limits set forth in Section 5 of this Policy.

2.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except pursuant to Section 8 below.

(b) Initial Awards. Subject to Section 5 below, each person who first becomes an Outside Director following the Registration Date automatically will be granted a Restricted Stock Unit Award with a Value of $300,000 (the “Initial Award”), which grant will be effective on the date on which such person first becomes an Outside Director following the Registration Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the number of Shares covered by an Initial Award will be rounded down to the nearest whole Share. Notwithstanding the foregoing, a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 14 of the Plan (including Section 14(d) of the Plan with respect to the treatment of Awards granted to Outside Directors in the event of a Change in Control), each Initial Award will be scheduled to vest over a period of three years following the Award’s date of grant, with 1/3rd of the Restricted Stock Unit Award scheduled to vest on the one-year anniversary of the date of grant and the remainder scheduled to vest quarterly thereafter in equal installments over the remaining two years, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

(c) Annual Awards. Subject to Section 5 below, each Outside Director automatically will be granted a Restricted Stock Unit Award (an “Annual Award”) with a Value of $150,000, provided that the number of Shares covered by each Annual Award will be rounded down to the nearest whole Share, which grant will be effective on the date of each annual meeting of stockholders of the Company (each, an “Annual Meeting”), beginning with the first Annual Meeting following the Registration Date; provided, that an Outside Director will not receive an Annual Award with respect to such Annual Meeting if such Outside Director (i) has not provided continuous services as an Outside Director for the nine (9) month period immediately preceding such Annual Meeting, or (ii) is not continuing as a Director following the applicable Annual Meeting. Subject to Section 5 below and Section 14 of the Plan, each Annual Award will be scheduled to vest as to 100% of the underlying Shares on the earlier of the one (1) year anniversary of the Annual Award’s date of grant or the date of the Company’s next Annual Meeting occurring after the Annual Award’s date of grant, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

(d) Value. For purposes of this Policy, “Value” means, with respect to (i) a stock option, its grant date value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of the stock option becoming effective, as applicable, and (ii) a full value award (for example, an Award of Restricted Stock or Restricted Stock Units), the Fair Market Value of the Shares subject thereto, or such other methodology the Board or Compensation Committee may determine prior to the grant of the full value award becoming effective, as applicable.

(e) Terms Applicable to Options Granted Under this Policy. The per Share exercise price for Options (if any) granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the Option’s grant date. The maximum term to expiration of any such Option will be ten (10) years subject to earlier termination as provided in the Plan.

3.	ADDITIONAL AWARD PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to the Awards that are granted to Outside Directors pursuant to this Policy.

4.	AWARD ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number, class and/or price of Shares covered by each outstanding Award granted under this Policy.

5.	LIMITATIONS

No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above) with a value greater than $200,000, provided that such limit shall be $250,000 with respect to any Outside Director who serves in the capacity of Chairman of the Board, Lead Outside Director and/or Audit Committee Chair at any time during the Fiscal Year. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value

(determined in accordance with U.S. generally accepted accounting principles) of greater than $450,000, increased to $600,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 5.

6.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and properly documented travel expenses to attend Board meetings will be reimbursed by the Company.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board or any Committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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